Exhibit 5.1

July 13, 2012

EVERTEC, LLC

EVERTEC Finance Corp.

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

Re:	EVERTEC, LLC and EVERTEC Finance Corp.

Registration Statement on Form S-4 (Registration No. 333-182006)

Initially Filed on June 8, 2012

Ladies and Gentlemen:

We have acted as special counsel to EVERTEC, LLC, a Puerto Rico limited liability company, and EVERTEC Finance Corp., a Puerto Rico corporation (together, the “Co-Issuers”), and the subsidiaries of EVERTEC, LLC named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the preparation and filing by the Co-Issuers with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333-182006) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $40,000,000 aggregate principal amount of the Co-Issuers’ 11% Senior Notes due 2018 (such notes, the “Exchange Notes”) to be issued under an Indenture (the “Indenture”), dated as of September 30, 2010, as supplemented on April 17, 2012 and May 7, 2012, among the Co-Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Co-Issuers described in the Registration Statement in exchange for a like principal amount of the Co-Issuers’ issued and outstanding 11% Senior Notes due 2018 (the “Old Notes”), previously issued on May 7, 2012 under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate, limited liability company and other records of the Co-Issuers and the Guarantors and other certificates and documents of officials of the Co-Issuers, the Guarantors, public officials and others as we have

One Bryant Park / New York, NY 10036-6745 / 212.872.1000 / fax: 212.872.1002 / akingump.com

EVERTEC, LLC
EVERTEC Finance Corp.
July 13, 2012
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deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the corporate or other power of all persons signing on behalf of a party, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture and the Old Notes by the parties thereto, the valid existence of each party thereto, the authentication of the Old Notes by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Co-Issuers and the Guarantors, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes have been duly executed by the Co-Issuers, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Co-Issuers in accordance with the terms of the Indenture against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will be valid and binding obligations of the Co-Issuers, enforceable against the Co-Issuers in accordance with their terms, and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

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EVERTEC Finance Corp.
July 13, 2012
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C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Co-Issuers, the Guarantors or any other person or any other circumstance.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Schedule I

Guarantor	Jurisdiction

ATH Costa Rica, S.A.	Costa Rica

ATH Panamà S.A.	Panama

EVERTEC Dominicana, SAS	Dominican Republic

EVERTEC Mèxico Servicios de Procesamiento, S.A. de C.V.	Mexico

Sense Software International Corp.	Puerto Rico

T.I.I. Smart Solutions Inc.	British Virgin Islands

Tarjetas Inteligentes Internacionales, S.A.	Costa Rica

TII Smart Solutions, Sociedad Anónima	Guatemala